Exhibit 99.1

NEWS RELEASE

Financial Contact:  Jeff Galow, 713/877-5327

Media Contact:  Valerie Calvert, 713/877-5305

Quanex Announces Fiscal First Quarter 2004 Results
Engineered Products Reports Record First Quarter Operating Income
Integration of MACSTEEL Monroe and TruSeal Technologies Proceeding Well

Houston, Texas, February 26, 2004 – Quanex Corporation (NYSE:NX) announced fiscal first quarter results for the period ending January 31, 2004.  Net sales for the quarter were $281.2 million, 23% higher than a year ago.  Net sales included one month’s results from the Company’s acquisitions of MACSTEEL Monroe and TruSeal Technologies of $27.4 million.  The Company commented that first quarter demand at its Vehicular Products and Building Products segments was very strong and that backlogs for the second quarter remained at high levels.  Net income for Quanex was $6.4 million, down 6% compared to last year’s record first quarter.  Diluted earnings per share were $.39, the Company’s second best first quarter.  Monroe and TruSeal contributed about $.05 (after interest expense) to the diluted earnings per share figure in January and the first quarter.

Net sales for the first quarter 2003 were $229.5 million.  Net income and diluted earnings per share for the first quarter 2003 were $6.8 million and $.41, respectively.

Highlights

Regarding the Company’s results, Raymond A. Jean, chairman and chief executive officer stated, “We delivered near record first quarter results, driven by very strong customer demand across most product lines.  During the quarter, we continued to be challenged by runaway steel scrap costs and the severe impact those costs had on the otherwise solid operating results at MACSTEEL.  North American light vehicle builds were about flat compared to a year ago.  Heavy duty truck builds continue to post gains, with builds up some 25% during the quarter versus a year ago.  Housing activity remained brisk through calendar year-end, which allowed Engineered Products, excluding TruSeal, to post record first quarter operating income,” Jean said.

“We have made excellent progress to date integrating Monroe and TruSeal into Quanex.  We are very impressed by the quality of the management teams and are excited by the long term earnings potential of both businesses.  We are comfortable with our previous guidance that the two acquisitions will contribute $.40 to $.50 to our fiscal 2004 diluted earnings per share.”

Quarterly Financials ($ in millions, except per share data)

	1st qtr 2004	1st qtr 2003	inc/dcr
Net Sales	$281.2	$229.5	23%
Operating Income	10.7	10.1	6%
Net Income	6.4	6.8	-6%

EPS: Basic	$.39	$.41	-5%
EPS: Diluted	.39	.41	-5%

Segment Commentary

VEHICULAR PRODUCTS ($ in millions)

	1st qtr 2004	1st qtr 2003
Net Sales	$141.0	$108.9
Operating Income	8.7	9.9

The Vehicular Products segment includes MACSTEEL, along with the newly acquired North Star Steel Monroe facility, Piper Impact and Temroc Metals.  The segment’s main drivers are North American light vehicle builds and heavy duty truck builds.

“North American light vehicle builds remained at healthy levels during the quarter, and MACSTEEL benefited from improving heavy duty truck production.  Excluding Monroe, MACSTEEL shipments were up about 10% for the quarter, while operating income was down some 20%.  Skyrocketing steel scrap costs were an issue during the quarter as MACSTEEL’s scrap costs were up some $65 per ton over a year ago.  Offsetting part of this cost increase was MACSTEEL’s higher scrap surcharge effective January 1, 2004, productivity gains from lean initiatives and higher value added product sales.  Further bolstering demand has been a strengthening of the secondary markets from the oil patch to defense.  We see real strength in MACSTEEL’s business going forward with our backlog some 50% higher than a year ago,” Jean said.

“Piper Impact continues to struggle with the reduction of their base business.  They narrowed the loss during the quarter versus the year ago period, and we are getting closer to finalizing a review of our strategic options,” said Jean.

BUILDING PRODUCTS ($ in millions)

	1st qtr 2004	1st qtr 2003
Net Sales	$140.2	$120.6
Operating Income	5.5	4.2

The Building Products segment includes Engineered Products, including the recent acquisition of TruSeal Technologies, and Nichols Aluminum.  The main drivers of the segment are residential housing starts and remodeling expenditures.

“Engineered Products, excluding TruSeal’s excellent first month results, reported record income in our first quarter even though January’s inclement winter did begin to slow the business,” continued Jean.  “Housing starts and remodeling activity ended the calendar year at very high levels and the momentum has clearly carried over into 2004.  This level of activity is an excellent indicator of the underlying strength in this business segment.”

“Nichols Aluminum had a good sales quarter and operating income was slightly improved from a year ago.  Shipments remained strong to our traditional building and construction markets and our higher margin coated sheet was sold out in the quarter.  The Golden facility, which supplies food packaging and container products, also reported good customer activity.  As with Engineered

Products, Nichols’ first quarter is seasonally their slowest sales period.  Currently, we have a good backlog of business and customer activity in the secondary markets is improving,” said Jean.

Outlook

Demand in the Company’s two target markets, vehicular products and building products, continues to be bolstered by a rebounding economy and favorable interest rates.  Business conditions and the economy are expected to continue to gain strength throughout 2004.

In Quanex’s Vehicular Products segment, business activity looks very promising going forward; however, the unprecedented sharp spikes in scrap prices remain an ongoing concern at MACSTEEL.  The January and February cost increases have been particularly painful because of their sheer magnitude, and are well in excess of our current scrap surcharge.  This situation will result in a temporary, yet significant reduction in margins at MACSTEEL in the second quarter.

In the Building Products segment, order activity remains strong, and while weather sensitive, the Company expects better second quarter results, excluding TruSeal, compared to a year ago.

At Nichols Aluminum, both rising London Metal Exchange (LME) ingot prices and scrap prices remain an issue, however, sales prices have also increased, mitigating part of an expected second quarter margin squeeze.  Housing starts for 2004 are expected to moderate only slightly from last year’s record 1.85 million units.  Building Products’ other driver, remodeling expenditures, is also expected to remain at healthy levels.

Taken together, the sales outlook remains positive.  However, uncertainties surrounding the cost of steel and aluminum scrap in the second quarter and their eventual recovery complicates the Company’s ability to accurately forecast its earnings for both the second quarter and the year.  At this time, Quanex expects its fiscal second quarter 2004 diluted earnings per share to be down significantly from the year ago period.  The Company will publish second quarter diluted earnings per share guidance when it releases its second quarter update in April.  Guidance for the year will be provided once the Company has a better sense of its annualized cost of steel scrap.

Other

The Company continues to account for stock options using the current transition provisions of SFAS No. 123.  Accordingly, Quanex does not reflect the option expense in its income statement or diluted earnings per share.  However, the Company does disclose the impact on net income and diluted earnings per share in the footnotes to its SEC financial statements.  Expensing stock options would have reduced net income by about $563,000 and $357,000 for the first quarter of 2004 and 2003 respectively, and would have reduced diluted earnings per share by $.03 and $.02, respectively.

Dividend Declared

The Board of Directors declared the Company’s quarterly cash dividend of $.17 per share on the Company’s common stock, payable March 31, 2004 to shareholders of record on March 15, 2004.

Corporate Profile

Quanex is a $1.3 billion industry-leading manufacturer of value-added engineered materials and components serving the Vehicular Products and Building Products markets.

Financial Statistics as of 1/31/04

Book value per common share: $27.74; Total debt to capitalization: 33.51%; Return on invested capital: 8.32%; Return on common equity: 9.78%; Actual number of common shares outstanding: 16,421,724

Definitions

Book value per common share – calculated as total stockholders’ equity as of balance sheet date divided by actual number of common shares outstanding;

Total debt to capitalization – calculated as the sum of both the current and long term portion of debt, as of balance sheet date, divided by the sum of both the current and long term portion of debt plus total stockholders’ equity as of balance sheet date;

Return on invested capital – calculated as the total of the prior 12 months net income plus prior 12 months after-tax interest expense and capitalized interest, the sum of which is divided by the trailing five quarters average total debt (current and long term) and total stockholders’ equity;

Return on common equity – calculated as the prior 12 months net income, divided by the trailing five quarters average common stockholders’ equity.

Statements that use the words “expect,” “should,” “will,” “might,” or similar words reflecting future expectations or beliefs are forward-looking statements.  The statements found above are based on current expectations.  Actual results or events may differ materially from this release.  Factors that could impact future results may include, without limitation, the effect of both domestic and global economic conditions, the impact of competitive products and pricing, and the availability and cost of raw materials.  For a more complete discussion of factors that may affect the Company’s future performance, please refer to the Company’s most recent 10-K filing (December 29, 2003) under the Securities Exchange Act of 1934, in particular the sections titled, “Private Securities Litigation Reform Act” contained therein.

For further information, visit the Company’s website at www.quanex.com.

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QUANEX CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

(Unaudited)

	Three months ended January 31,
	2004	2003

Net sales	$281,156	$229,509
Cost of sales	245,086	194,525
Selling, general and administrative expense	13,108	12,855
Depreciation and amortization	12,730	12,014
Gain on sale of land	(454)	—
Operating income	10,686	10,115
Interest expense	(820)	(975)
Other, net	335	1,459
Income before income taxes	10,201	10,599
Income tax expense	(3,774)	(3,816)
Net income	$6,427	$6,783

Weighted average common shares outstanding:
Basic	16,318	16,406
Diluted	16,589	16,648

Earnings per common share:
Basic	$0.39	$0.41
Diluted	$0.39	$0.41

Cash dividends per share	$0.17	$0.17

QUANEX CORPORATION

INDUSTRY SEGMENT INFORMATION

(In thousands)

(Unaudited)

	Three months ended January 31,
	2004	2003
Net sales:
Vehicular Products	$140,979	$108,932
Building Products	140,177	120,577
Net sales	$281,156	$229,509

Operating income:
Vehicular Products	$8,680	$9,887
Building Products	5,511	4,167
Corporate and Other	(3,505)	(3,939)
Operating Income	$10,686	$10,115

QUANEX CORPORATION

CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

January 31,			October 31,
2004	2003		2003	2002
		Assets
$10,182	$5,425	Cash and equivalents	$22,108	$18,283
165,393	103,710	Accounts and notes receivable, net	123,185	116,122
125,436	100,797	Inventories	79,322	90,756
16,609	12,600	Other current assets	8,116	10,640
317,620	222,532	Total current assets	232,731	235,801
408,315	349,674	Property, plant and equipment, net	335,904	353,132
137,730	66,436	Goodwill, net	66,436	66,436
60,121	35,604	Other assets	30,792	33,771
$923,786	$674,246	Total assets	$665,863	$689,140

		Liabilities and stockholders’ equity
$117,728	$79,219	Accounts payable	$89,435	$76,588
47,647	39,512	Accrued liabilities	39,209	48,973
7,043	7,180	Income taxes payable	7,381	4,839
—	2,746	Other current liabilities	46	3,970
3,727	445	Current portion of long-term debt	3,877	434
176,145	129,102	Total current liabilities	139,948	134,804
225,902	70,051	Long-term debt	15,893	75,131
945	2,176	Deferred pension credits	8,323	4,960
7,824	8,152	Deferred postretirement welfare benefits	7,845	7,928
41,446	30,464	Deferred income taxes	34,895	29,210
15,962	14,196	Other liabilities	13,800	15,712
468,224	254,141	Total liabilities	220,704	267,745
455,562	420,105	Total stockholders’ equity	445,159	421,395
$923,786	$674,246	Total liabilities and stockholders’ equity	$665,863	$689,140

QUANEX CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOW

(In thousands)

(Unaudited)

	Three months ended January 31,
	2004	2003
Operating activities:
Net income	$6,427	$6,783
Adjustments to reconcile net income to cash provided by operating activities:
Gain on sale of land	(454)	—
Depreciation and amortization	12,838	12,107
Deferred income taxes	1,501	1,254
Deferred pension and postretirement benefits	(7,399)	(2,560)
	12,913	17,584
Changes in assets and liabilities, net of effects from acquisitions and dispositions:
Decrease (Increase) in accounts and notes receivable	(1,790)	12,412
(Increase) in inventory	(6,416)	(10,041)
Increase in accounts payable	6,370	2,631
Increase (Decrease) in accrued liabilities	2,380	(9,461)
Increase (Decrease) in income taxes payable	(487)	2,341
Other, net	(2,078)	(3,476)
Cash provided by operating activities	10,892	11,990

Investment activities:
Acquisitions , net of cash acquired	(231,913)	—
Proceeds from sale of land	637	—
Capital expenditures, net of retirements	(4,166)	(8,520)
Other, net	(602)	(1,147)
Cash used for investment activities	(236,044)	(9,667)

Financing activities:
Bank revolver and note repayments, net	210,000	(5,000)
Purchases of Quanex common stock	—	(6,711)
Common dividends paid	(2,789)	(2,638)
Issuance of common stock, net	6,715	810
Other, net	(709)	(1,642)
Cash used for financing activities	213,217	(15,181)
Effect of exchange rate changes on cash and equivalents	9	—
(Decrease) in cash	(11,926)	(12,858)

Beginning of period cash and equivalents	22,108	18,283
End of period cash and equivalents	$10,182	$5,425